Exhibit II

                             November 21, 2001

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY  10591-6707

     Re: Lock-Up

Dear Sirs:

        Reference is hereby made to the letter dated March 9, 2001 (the "March 2001 Lock-Up Letter") sent by The Procter & Gamble Company ("P&G") to Regeneron Pharmaceuticals, Inc. (the "Company"). The Company hereby waives certain of its rights under the March 2001 Lock-up Letter solely to enable P&G to sell 3,000,000 shares of the Company's common stock, par value share $0.001 per share (the "Common Stock") to [Baker/Tisch Investments, LLC] on or before November 30, 2001. In consideration of the foregoing, and other good and valuable consideration, the recipient and sufficiency of which are hereby acknowledged, P&G agrees with the Company that, from March 31, 2002 through March 31, 2003, neither P&G nor its wholly-owned subsidiaries will directly or indirectly, (i) offer, pledge, sell, contract to sell, grant any option right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by P&G or its wholly-owned subsidiaries or with respect to which P&G or its wholly-owned subsidiaries have or hereafter acquire the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided the foregoing will not prohibit any Permitted Transfers (as defined below).

        For purpose hereof, a "Permitted Transfer" shall mean (i) dispositions of Common Stock up to an aggregate amount not to exceed 500,000 shares of Common Stock between April 2, 2002 and March 31, 2003,
(ii) transfers between P&G and any of its wholly-owned subsidiaries, so long as the transferee in any case described in this clause (ii) agrees to be bound by the restrictions in this letter and P&G remains responsible for the performance of the transferee, and (iii) dispositions made pursuant to bona fide tender or exchange offers made by a third party or the Company for shares of capital stock of the Company, so long as either (x) such offer is for capital stock representing 20% or more of the Company's voting power and such offer in supported by the majority of the Company's Board of Directors, or (y) such offer is for capital stock representing 50% or more of the Company's voting power and the Company's shareholders rights plan is rendered inapplicable to such offer by the Company or final court order.

        Expect as set forth above, nothing herein shall be deemed to amend, modify or waiver any of the terms or requirements in March 2001 Lock-Up Letter.


                                                     Very truly yours,

                                          THE PROCTER & GAMBLE COMPANY

                                          By: /s/ R.C. Stewart
                                             ---------------------------
                                              Name:
                                              Title:


ACCEPTED AND AGREED TO:

REGENERON PHARMACEUTICALS, INC


By: /s/ Stuart Kolinski
   --------------------------------
   Name:  Stuart Kolinski
   Title: General Counsel
   Date:  November 21, 2001